Exhibit 6.1

INVESTMENT GRADE R.E. INCOME FUND, LP

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (this “Agreement”) dated as of December 17, 2019 by and between Investment Grade R.E. Income Fund, LP, a Delaware limited partnership (the “Fund”) and IGRE Capital Holdings, LLC, a California limited liability company (the “Manager”).

RECITALS:

WHEREAS, the Fund desires to avail itself of the experience, sources of information, advice, and assistance of the Manager, and to have the Manager undertake the duties and responsibilities hereinafter set forth, and in accordance with the Fund’s limited partnership agreement (the “LP Agreement”) and the Offering Circular on Form 1-A, as filed with the SEC and amended and supplemented (the “Offering Documents”) related to the offer and sale of the Fund’s limited partnership units (the “Units”); and

WHEREAS, the Manager is willing to undertake to render such services, on the terms and conditions set forth hereinafter and in the LP Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows.

AGREEMENT:

1. Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the respective meanings attributable to such terms in the LP Agreement.

2. Appointment of Manager. The Fund appoints the Manager to act as manager of the Fund to manage the day-to-day operations of the Fund in accordance with and as more fully set forth in the LP Agreement and the Offering Documents and the Manager hereby accepts such appointment.

3. No Investment Adviser. The Manager shall have no obligation to take any action that would require the Manager to register as an investment adviser pursuant to the Investment Advisers Act of 1940. The management of the investment and reinvestment of the assets of the Fund are the responsibility of the Fund’s contracted registered investment adviser (the “Investment Adviser”). The Manager is responsible for supervising and approving the acts of the Investment Adviser.

4. Duties of the Manager. The Manager is responsible for managing, operating, directing, and supervising the administration of the Fund and its assets in accordance with the LP Agreement and the Offering Documents. Subject to the limitations set forth in this Agreement and the LP Agreement, the Manager shall perform the following duties:

a. Serve as the Fund’s manager, and when required, provide the Fund with reports in connection with the Fund’s assets and investment policies;

b. Provide, either directly or through access to the Manager’s employees and contractors, the day-to-day management of the Fund and perform and supervise the various administrative functions reasonably necessary for the management of the Fund, in accordance with the LP Agreement, including but not limited to:

i. Maintain all books, accounts, and records of the Fund;

ii. Supervise all accounting, auditing, and legal affairs of the Fund and prepare the Fund’s annual report and other periodic reports for delivery to the Limited Partners of the Fund (the “Partners”);

iii. Assist the Fund in complying with the relevant federal and state securities laws and federal and state laws governing the ownership and operation of real property;

iv. Supervise investor relations, public relations, and relations with the investment community;

v. Hire, as appropriate, and supervise independent contractors, including Affiliates of the Manager, to identify, screen, evaluate, negotiate, structure, or document the Fund’s investments in accordance with the Fund’s investment objectives as set forth in the LP Agreement and Offering Documents;

c. Select, and on behalf of the Fund, engage and conduct business with such persons as the Manager deems necessary to the proper performance of its obligations as set forth in this Agreement, including but not limited to: consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositories, custodians, agents for collection, insurers, insurance agents, banks, developers, construction companies, property owners, property managers, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Manager, and persons acting in any other capacity deemed by the Manager necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Fund with any of the foregoing;

d. Evaluate such economic, statistical, and financial information, and undertake such investment research as it shall believe advisable;

e. Perform such due diligence as reasonably required in order to make a reasonable business judgment as to the acquisition or disposition of an investment;

f. Monitor and evaluate the performance of the Fund’s investments, oversee the performance of the property manager for the Fund’s investments, and coordinate and manage relationships between the Fund and any joint venture partners;

g. Provide ongoing services with respect to the management of the Fund’s investments, including overseeing that the Investment Adviser’s management of the investment and reinvestment of the assets of the Fund are made in accordance with the investment objectives in the LP Agreement and the Offering Documents;

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h. Negotiate on behalf of the Fund with banks or lenders for loans to be made to the Fund, or obtain loans for the Fund, and negotiate on behalf of the Fund with investment banking companies and broker-dealers; provided however, that any fees and costs payable to third parties incurred by the Manager in connection with the foregoing shall be the responsibility of the Fund;

i. From time to time, make reports to the Partners of its performance of services to the Fund, as applicable, under this Agreement and the LP Agreement;

j. Provide the Fund with all necessary cash management services; and

k. Do all things necessary to assure its ability to render the services described in this Agreement.

5. Authority. The Manager shall have the power to delegate all or any part of its right and powers to manage and control the business and affairs of the Fund to such officers, employees, Affiliates, agents, and representatives of the Manager as it may deem appropriate. Any authority delegated by the Manager to any other person shall be subject to the limitations on the rights and powers of the Manager specifically set forth in this Agreement.

6. Records; Access. The Manager shall maintain appropriate records of all of its activities hereunder and make such records available for inspection as set forth in the LP Agreement, and to auditors and authorized agents of the Fund, at any time or from time to time during regular business hours. The Manager shall at all reasonable times have access to the books and records of the Fund.

7. Limitation on Activities. Notwithstanding any other provision in this Agreement, the Manager shall refrain from taking any action which, in its sole judgment made in good faith, would (i) subject the Fund to registration under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or (ii) violate any law, rule, regulation, or statement of policy of any governmental body or agency having jurisdiction over the Fund or the Units, or otherwise not be permitted by the Certificate of Limited Partnership or the LP Agreement. Notwithstanding the foregoing, the Manager, its members, officers, employees, agents, and members, shall not be liable to the Fund or the Partners for any act or omission by the Manager, its officers, employees, agents, members, or Affiliates, except as provided in Section 12 of this Agreement.

8. Compensation. The Fund shall pay the Manager asset management fees, lending activity fees, real property activity fees, and other fees as set forth in the LP Agreement and the Offering Documents.

9. Compensation for Additional Services and Payment. If the Fund requests the Manager, or any officer, member, or employee of the Manager, or any Affiliate of the Manager, to render services for the Fund other than those required to be rendered by the Manager hereunder, such additional services, if performed, will be the subject of a separate agreement and will be compensated separately on terms to be agreed upon between such party and the Fund from time to time.

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10. Expenses.

a. Expenses of the Manager. Without regard to the amount of compensation received hereunder by the Manager, the Manager, except as otherwise provided herein, shall bear, or shall cause independent contractors hired for the Fund to bear, the following expenses:

i. Employment expenses of the controlling officers of the Manager;

ii. Rent, telephone, utilities, office furniture, and other office expenses incurred by or allocable to the Manager for its own benefit and account and not that of the Fund; and

iii. Miscellaneous administrative and other expenses of the Manager not related to the performance by the Manager of its functions hereunder.

b. Expenses of the Fund. Except as expressly otherwise provided in this Agreement, the Fund shall pay all of its expenses not expressly assumed by the Manager, and without limiting the generality of the foregoing, it is specifically agreed that the following expenses of the Fund shall be borne by the Fund and not by the Manager:

i. The cost of money borrowed by the Fund;

ii. Taxes on income and taxes and assessments on real property and all other taxes applicable to the Fund;

iii. Legal, auditing, accounting, underwriting, brokerage, listing, registration, and other fees and printing, engraving, and other expenses and taxes incurred in connection with the organization of the Fund and the issuance, distribution, transfer, registration, and listing of the Fund’s securities, including compensation and direct expenses of officers and employees of the Manager and its Affiliates while directly engaged in such activities on behalf of the Fund;

iv. Except as provided in Section 10(a) hereof, all ordinary and necessary expenses incurred with respect to and allocable to the prudent operation and business of the Fund. The amounts charged to the Fund shall not exceed their cost to the Fund or its Affiliates and shall not exceed those which the Fund would be required to pay to independent third parties for comparable rent, goods, services, or materials. The Fund’s costs for services and goods provided by the Manager to the Fund shall be based upon the cost thereof to the Manager and the actual compensation (including employment taxes and benefits) or persons (other than controlling officers of the Manager or its Affiliates) involved plus an appropriate share of overhead allocable to each person with respect to the services of such person’s rendered for the benefit of and on the business and affairs of the Fund;

v. Fees and expenses paid to independent contractors, appraisers, consultants, managers, and other agents retained by or on behalf of the Fund for, and expenses directly connected with, the origination and acquisition, servicing, financing, refinancing, disposition, and ownership of institutional quality single and multi-tenant net leased commercial real estate properties, including insurance premiums, legal services, property management, and brokerage and sales commissions, as applicable;

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vi. Insurance as required by the Manager (including errors and omissions insurance);

vii. Expenses connected with payments of dividends or interest or distributions in cash or any other form made or caused to be made to the holders of the securities of the Fund;

viii. All expenses connected with communications to holders of securities of the Fund and other bookkeeping and clerical work necessary in maintaining relations with holders of securities, including the cost of printing and mailing certificates for securities and solicitation materials and reports to holders of the Fund’s securities;

ix. The cost of any accounting, statistical, or bookkeeping equipment necessary for the maintenance of the books and records of the Fund;

x. Transfer agent’s, registrar’s, and custodian’s fees and charges;

xi. Legal, accounting, and auditing fees and expenses not included in 10(b)(iii) and 10(b)(v) of this Section 10; and

xii. Other ordinary and necessary expenses of the business and affairs of the Fund, other than those allocable to the Manager under Section 10(a) above.

11. Term; Cancellation of Agreement.

a. Term. This Agreement shall become effective as of the date hereof, and continue in full force until December 31, 2023, and thereafter it shall be automatically renewed for four year periods, unless the Fund provides to the Manager a notice of non-renewal not less than six months before the expiration of the term of this Agreement or any extension thereof.

b. Cancellation. Either party may cancel this Agreement immediately for cause by sending written notice to the other party. The following events constitute cause for purposes of cancellation:

i. If either party materially breaches this Agreement; or

ii. If the Manager violates any provisions of this Agreement and, after written notice thereof fails to cure such violation within 60 days or fails to commence and diligently pursue such cure if such cure cannot be reasonably effected within such 60 days; or

iii. If the Manager is adjudged bankrupt or insolvent by a court of competent jurisdiction or has appointed by order of a court of competent jurisdiction a receiver, liquidator, or trustee of all or substantially all of its property by reason of the foregoing; or

iv. If the Manager (i) voluntarily petitions for bankruptcy or reorganization under the federal bankruptcy laws, or for relief from its creditors under any law; (ii) consents to the appointment of a receiver for itself or for all or substantially all of its property; (iii) makes a general assignment for the benefit of its creditors; or (iv) admits in writing its inability to pay its debts generally as they become due.

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12. Indemnification.

a. Indemnification by the Fund. The Fund shall indemnify and hold harmless the Manager and its Affiliates, including their respective officers, directors, partners, members, managers, agents, and employees, from all liability, claims, damages, or losses arising in the performance of their duties hereunder, and related expenses, including for expenses incurred in investigating, negotiating, and settling any potential claims prior to the submission of such claims to any insurance carrier, including reasonable attorneys’ fees, to the extent such liability, claims, damages, or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by any law. Notwithstanding the foregoing, the Manager shall not be entitled to indemnification or be held harmless pursuant to this Section 12(a) for any activity which the Manager shall be required to indemnify or hold harmless the Fund pursuant to Section 12(b). Any indemnification of the Manager may be made only out of the net assets of the Fund.

b. Indemnification by the Manager. The Manager shall indemnify and hold harmless the Fund from contract or other liability, claims, damages, taxes, or losses and related expenses, including attorneys’ fees, to the extent that such liability, claims, damages, taxes, or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Manager’s fraud, willful misconduct, or gross negligence.

13. Nonexclusive Nature of Services. Nothing herein contained shall prevent the Manager from engaging in other activities, including, without limitation, the rendering of advice from other persons and the management of other programs advised, sponsored, or organized by the Manager or its Affiliates; nor shall this Agreement limit or restrict the right of any member, officer, or employee of the Manager or its Affiliates to engage in any other business or to render services of any kind to any other person.

14. Miscellaneous

a. Notice. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving notice is accepted by the party to whom it is given, at the following addresses set forth herein:

To the Fund:

Investment Grade R.E. Income Fund, L.P.

Attn: William J. Levy

1470 E. Valley Road #5295

Santa Barbara, CA 93108

wjl@igrefund.com

To the Manager:

IGRE Capital Holdings, LLC

Attn: William J. Levy

1470 E. Valley Road #5295

Santa Barbara, CA 93108

wjl@igrefund.com

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b. Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

c. Severability. The provisions of this Agreement are independent and severable from each other, and no provisions shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

d. Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of California.

e. Exclusive Jurisdiction and Venue. The parties agree that the Court of the County of Orange, State of California, shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

f. Entire Agreement. This Agreement, together with the LP Agreement and Offering Documents, which are incorporated herein by this reference, constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior verbal and written agreements and understanding related thereto. If any documents referred to herein conflict with this Agreement, this Agreement shall control.

g. No Waiver. Neither the failure or delay on the part of a party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same.

h. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number singular or plural, and other gender, masculine, feminine or neuter as the context requires.

i. Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement, nor are they to be used in the construction or interpretation thereof.

j. Days. Any reference to “days” in this Agreement shall mean calendar days unless otherwise stated.

k. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

FUND:

INVESTMENT GRADE R.E. INCOME FUND, LP,

a Delaware limited partnership

By: IGRE Capital Holdings, LLC,
a California limited liability company
Its: General Partner

By: Janele Equity Partners, LLC,
a California limited liability company
Its: Manager

/s/ William J. Levy
By: William J. Levy
Its: Manager

MANAGER:

IGRE CAPITAL HOLDINGS, LLC,

a California limited liability company

By: Janele Equity Partners, LLC,
a California limited liability company
Its: Manager

/s/ William J. Levy
By: William J. Levy
Its: Manager

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